Exhibit 10.1

Healthways, Inc. (the “Company”)

Summary of 2007 Incentive Bonus Plan

On November 2, 2006, the Compensation Committee of the Company’s Board of Directors approved the bonus criteria for fiscal year 2007 under the Company’s 2007 Incentive Bonus Plan (the “2007 Plan”), which consists of performance-based cash awards made under the Company’s 1996 Stock Incentive Plan, as amended. Under the 2007 Plan, all of the Company’s employees, including its Named Executive Officers, defined below, are eligible for performance-based awards if the Company attains its targeted performance goals.

For fiscal year 2007, awards made under the 2007 Plan will be predicated on achieving targeted earnings per share as well as meeting certain individual qualitative goals and objectives, as determined by the Compensation Committee of the Board of Directors. Under the 2007 Plan, in the event minimum earnings per share targets are met, the Named Executive Officers may receive awards up to the percentages of their base salary set forth below. However, in the event the Company’s performance materially exceeds its targeted earnings per share and the Named Executive Officer meets his or her individual goals and objectives, awards to Named Executive Officers could exceed the amounts set forth below. Below are the award percentages at target for the Company’s Chief Executive Officer and the individuals the Company currently expects to be its four most highly compensated executive officers for fiscal 2006 (the “Named Executive Officers”):

Named Executive Officer	FY ’07 Bonus % at Target
Ben R. Leedle, Jr., Chief Executive Officer	60%
Donald B. Taylor, Executive Vice President Alliances	45%
James E. Pope, Executive Vice President and Chief Operating Officer	45%
Matthew Kelliher, Executive Vice President	45%
Robert E. Stone, Executive Vice President and Chief Strategy Officer	45%